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                                                                   EXHIBIT 10.11

2420 Sand Hill Road, Suite 202
Menlo Park, California 94025
Telephone: 415/854-2576
Fax: 415/854-1549


               CORNERSTONE MANAGEMENT
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                                August 12, 1993


Mr. Craig S. Tysdal
380 Bryan Drive
Danville  CA  94526

Dear Craig:

On behalf of all my colleagues on the SNS Board of Directors, as well as the officers of SNS, I am pleased to present our formal offer to you to become SNS's new President and Chief Executive Officer, and member of the Board of Directors.

SNS's Directors and senior staff have all enjoyed getting to know you, and we are unanimous in our enthusiastic support of this offer -- and we all look forward very much to welcoming you, Janet and Cindy to SNS and to Austin. All of us have been impressed with your personal stature, your skills, and your achievements, and by how well you fit the profile we established. We are convinced that you are very well qualified to lead SNS to major growth and success. We also believe, as I know you do, that becoming President and CEO of SNS is an excellent opportunity for you to lever your many talents, experiences and achievements, and to attain your own career and financial goals.

We have given careful thought to compensation arrangements that would be appropriate to your professional stature, to SNS's stage of development, and to SNS precedents and policies. Accordingly:

1. Your initial base salary as President and CEO will be $12,500 per month, and it will be reviewed annually by the Board in September of each year, beginning with September 1994.

2. You will be granted, upon your employment, a stock option in the amount of 500,000 shares of SNS common stock, which will vest over four years -- 25% after twelve months and 6.25% per quarter thereafter. Those 500,000 shares are equivalent to 4.488% of the fully diluted common and common equivalent shares after an addition of 500,000 shares to the SNS Employee Stock Option Plan, which addition must be submitted to the shareholders of the Company for their approval. SNS will reserve the right of first refusal on your stock, should you desire to make any transfer of ownership, for as long as SNS remains a privately-held corporation.
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3.   Should SNS be sold, all of your unvested shares -- should there then be any
     -- will become immediately vested.

4. Responsive to your desire to take up residence with your family in Austin as soon as possible, SNS will reimburse you the ordinary and reasonable costs of moving some of your personal and household goods, including two cars, to Austin at the beginning of your employment. Furthermore, for the first six months of your employment or until you acquire permanent housing, whichever comes first, you will receive an interim housing allowance of $2,000 per month, grossed up as required for tax purposes.

5. To assist Janet and you in finding a suitable new home in Austin, SNS will reimburse the cost of up to two, three-day househunting trips for you, Janet and Cindy.

6. Regarding your permanent relocation, including the sale of your California residence and purchase of a new home in Austin, SNS will reimburse you the ordinary and reasonable costs of moving your remaining household items. To partially compensate for your other expenses related to such a move, SNS will reimburse other documented expenses up to a maximum of $30,000.

7. As an SNS employee, you will be eligible to participate in all benefit plans sponsored by SNS as in effect from time to time, which plans may be changed or amended in the future, and currently include medical, dental, and disability plans (see benefits outline enclosed). In addition, SNS will pay for a $25,000 term life insurance policy in favor of your beneficiary(s), and you may participate in SNS's 401K plan.

8. It is mutually understood and agreed that, should your employment be terminated by SNS, other than for "cause" (as hereinafter defined), you shall be entitled to receive a severance payment equal to six times your monthly base salary then in effect.

9. Termination of employment shall be for "cause" if in the reasonable opinion of SNS's Board of Directors: you breach or neglect the duties which you are required to perform; commit any material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude; are guilty of gross carelessness or misconduct; fail to obey the lawful direction of SNS's Board of Directors; or act in any way that results in direct, substantial and adverse effect on SNS's reputation.
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In accordance with U.S. law, this offer is conditional upon satisfactory proof of U.S. citizenship or other eligibility for employment, as required by the Immigration Reform and Control Act of 1986. Texas common law provides for employment at will and accordingly, employment may be terminated by either party, with or without cause, at any time upon notice to the other.

Craig, we look forward to your prompt acceptance of our offer, and to your joining SNS full time by Wednesday, September 8th. To signify your acceptance, please sign and return to me one copy of this letter. By signing below, you also certify that you are in good health and not under a physician's care for any illness or injury that endangers your ability to assume your duties.

May I say again how much we all look forward to welcoming you, Janet and Cindy to SNS. We look forward to working with you over many challenging and fruitful years.

                              Sincerely,

                              /s/ J. Michael Gullard
                              J. Michael Gullard
                              Chairman of the Board
                              SNS, Inc.

AGREED AND ACCEPTED:
I accept your position and acknowledge that it is conditioned upon my signing of the Southwest Network Services Confidentiality Agreement (copy attached)."

     /s/ Craig S. Tysdal
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Craig S. Tysdal

     August 18, 1993
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Date

Enclosures:    1.  Second signature copy of letter
               2.  Overview of SNS Benefits
               3.  Proprietary Information and Inventions Agreement